Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of CBS Inc. and subsidiaries on Form S-8 (File Nos. 2-87270, 2-58540, and 2-33-2098) and the registration statement of CBS Inc. on Form S-3 (File
No. 33-59462) of our report dated June 23, 1995, on our audits of the financial statements of the CBS Employee Investment Fund as of December 31, 1994 and 1993 and for the years ended December 31, 1994 and 1993, and the financial statement schedules as of December 31, 1994, which report is included in this annual report on Form 11-K.

                                              COOPERS & LYBRAND L.L.P.



New York, New York
June 29, 1995.